Exhibit 15.3

FORM 51-101F3
REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE
This is the form referred to in Item 3 of Section 2.1 of National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”).
Terms to which a meaning is ascribed in NI 51-101 have the same meaning herein.
Report of Management and Directors on Reserves Data and Other Information
Management of Brookfield Business Corporation (“BBUC”) is responsible for the preparation and disclosure of information with respect to BBUC’s oil and natural gas activities in accordance with securities regulatory requirements. This information includes reserves data, which are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2025, estimated using forecast prices and costs.
An independent qualified reserves evaluator has not been retained to evaluate the BBUC’s reserves data as BBUC had no material reserves as of the last day of BBUC’s most recently completed financial year and no report of an independent qualified reserves evaluator on reserves data will be disclosed by BBUC for the year ended December 31, 2025.
The Board of Directors has reviewed BBUC’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management of BBUC. The board of directors of BBUC has approved:
a.the content and filing with securities regulatory authorities of BBUC’s Form 51-101F1, containing information                     detailing BBUC’s oil and gas activities;
b.BBUC not filing Form 51-101F2, which is the report of the independent qualified reserves evaluator on reserves data, because BBUC has no material reserves; and
c.the content and filing of this report.
Because reserves data are based on judgments regarding future events, actual results will vary and the variations may be material. However, any variations should be consistent with the fact that reserves are categorized according to the probability of their recovery. Therefore, based on information available at December 31, 2025, the Reserves Committee has determined that BBUC had no material reserves at that time.

/s/ Anuj Ranjan                /s/ Jaspreet Dehl
Anuj Ranjan, CEO            Jaspreet Dehl, CFO

/s/ Jeffrey M. Blidner            /s/ John. S. Lacey
Jeffrey M. Blidner, Director        John S. Lacey, Director

Dated March 30, 2026